Exhibit 10.16

THE SECURITIES REPRESENTED BY THIS DOCUMENT HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITY ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR THE SECURITIES LAWS OF ANY STATE. WITHOUT SUCH REGISTRATION, THESE SECURITIES MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED, EXCEPT ON DELIVERY TO THE PARTNERSHIP OF AN OPINION OF COUNSEL SATISFACTORY TO THE GENERAL PARTNER OF THE PARTNERSHIP THAT REGISTRATION IS NOT REQUIRED FOR THE TRANSFER, OR SUCH OTHER EVIDENCE SATISFACTORY TO THE GENERAL PARTNER THAT THE TRANSFER IS NOT IN VIOLATION OF THE SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAWS. THE SALE, PLEDGE OR OTHER TRANSFER OF THESE SECURITIES IS ALSO SUBJECT TO THE RESTRICTIONS SET FORTH IN ARTICLE V OF THIS AGREEMENT.

SECOND AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT

OF

MYERS & SONS CONSTRUCTION, L.P.

THIS SECOND AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT (as amended or restated from time to time, this “Agreement”) of Myers & Sons Construction, L.P., a California limited partnership (the “Partnership”) is entered into effective as of November 19, 2015 (the “Effective Date”) by and among C and J Myers, Inc., a California corporation, as General Partner, and those Persons whose names are set forth on Exhibit A hereto as Limited Partners.

WHEREAS, the Partnership was formed on February 2, 2010 by filing with the California Secretary of State a Certificate of Limited Partnership;

WHEREAS, pursuant to certain option agreements (the “Option Agreements”), Sterling Construction Company, Inc. (“SCC”) exercised options to acquire limited partnership interests from Clinton C. Myers, Clinton W. Myers, Charles A. Urata as the sole trustee of the Charles A. Urata Revocable Trust, and Frank M. Urata as the sole trustee of the Frank M. Urata Revocable Trust, thereby acquiring, in the aggregate, a 50% limited partnership interest in the Partnership as of August 1, 2011, and the General Partner and the Limited Partners amended and restated the Partnership’s limited partnership agreement effective concurrently therewith (the “2011 Agreement”);

WHEREAS, pursuant to that certain Loan and Security Agreement dated May 29, 2015 (as may be amended from time to time, or any replacement line of credit entered into by SCC hereafter, collectively the “Loan”), by and between SCC, Nations Fund I, LLC, and Nations Equipment Finance, LLC (collectively, along with any successor or replacement lender(s) hereafter, the “Lender”), the Partnership granted Lender a security interest in certain items of equipment and other property of the Partnership pursuant to that certain Security Agreement dated May 29, 2015 (the “Security Agreement”); and,

WHEREAS, to induce the Partnership to grant such security interest pursuant to the Loan, the Limited Partners entered into that certain Call Option Agreement dated May 29, 2015 (the “Call Option Agreement”); and,

WHEREAS, the General Partner and the Limited Partners desire to amend and restate the 2011 Agreement to reflect certain changes concerning the ongoing operations and governance of the Partnership.

NOW, THEREFORE, for and in consideration of the mutual covenants, rights and obligations set forth herein, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

1.1              Definitions. As used in this Agreement, each of the following terms has the meaning ascribed to it:

“Additional Limited Partner” means a Person who acquires Limited Partnership interests directly from the Partnership and who is admitted to the Partnership as a Limited Partner.

“Affiliate” means, when used with reference to a specific Person, any Person that directly controls, is controlled by, or is under common control with the specified Person. For purposes of this definition, the term “control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and/or policies of such Person, whether through ownership of voting securities or by reason of management authority.

“Available Cash” means all available cash derived from the conduct of the Partnership's business, but exclusive of Capital Contributions, reserves or requirements for expenses, working capital loan requirements, capital expenditures, replacements, expansion, or any other reasonable requirements of the business of the Partnership, as determined in the reasonably exercised discretion of the General Partner, with the prior approval of the Partner Committee.

“Bankrupt” or “Bankruptcy” means, in respect of a Partner, the occurrence of any of the following with respect to such Partner:

(a)                such Partner shall (i) voluntarily consent to an order for relief by filing a petition for relief under the laws of the United States codified as Title 11 of the United States Code, (ii) seek, consent to, or not contest the appointment of a receiver, custodian, or trustee for itself or for all or any part of its property, (iii) file a petition seeking relief under the bankruptcy, arrangement, reorganization, or other debtor relief laws of any state or other competent jurisdiction, (iv) make a general assignment for the benefit of creditors, or (v) admit in writing that it is generally not paying its debts as such debts become due; or

(b)               (i) a petition is filed against such Partner seeking an order for relief under the laws of the United States codified as Title 11 of the United States Code, or seeking relief under the bankruptcy, arrangement, reorganization, or other debtor relief laws of the United States or any state or other competent jurisdiction, or (ii) a court of competent jurisdiction enters an order, judgment, or decree appointing, without the consent of such Partner, a receiver, custodian, or trustee for it, or for all or any part of its property, and such petition, order, judgment, or decree shall not be and remain discharged or stayed within sixty (60) Days after its entry.

“CULPA” means the California Uniform Limited Partnership Act of 2008 (Cal. Corp. Code §15900 et seq.).

“Capital Account” has the meaning set forth in Section 6.4.

“Capital Contribution” means the amount of money and the fair market value of property and other consideration contributed to the Partnership by a Partner. Appropriate adjustments shall be made for liabilities, if any, assumed by the Partnership or secured by contributed property.

“Certificate of Limited Partnership” means a certificate in a form acceptable for filing with the Secretary of State of California under CULPA.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the corresponding provisions of any successor statute.

“Day” or “Days” means, unless otherwise expressly provided, a calendar day.

“Deadlock Issue” means any situation where there is an equal division of Partner Committee members in favor of and against an action, decision or vote of the Partner Committee.

“Dispose,” “Disposing,” and “Disposition” means a sale, assignment, transfer, exchange, mortgage, pledge, grant of a security interest or deed of trust, or other disposition or encumbrance or the acts thereof; provided, however, the Partners acknowledge and agree that the pledge by SCC of its Limited Partnership interests in conjunction with financing in the ordinary course of business shall not be considered a “Disposition”.

“Distributions” means the amount of cash and the fair market value of any property distributed to a Partner. Appropriate adjustments shall be made for liabilities, if any, assumed by a Partner or secured by distributed property.

“General Partner” means C and J Myers, Inc., a California corporation, together with each other Person (if any) that subsequently becomes a General Partner in the Partnership pursuant to the provisions of this Agreement, but excludes any such Person that subsequently ceases to be a General Partner pursuant to the provisions of this Agreement.

“Independent Accountants” means the independent accounting firm which audits the financial statements of SCC that are filed with the U.S. Securities and Exchange Commission.

“Limited Partners” means each Person set forth on Exhibit A hereto and that is designated on the signature pages hereof as, and that has executed this Agreement as a Limited Partner, but excludes any such Person that subsequently ceases to be a Limited partner pursuant to the provisions of this Agreement, all as shown on the books and records of the Partnership.

“Liquidator” has the meaning set forth in Section 11.2.

“Myers” as referred to in Section 5.11 and Section 5.12, refers to the General Partner, together with the Limited Partners other than SCC.

“Partner Committee” means a committee of 4 persons appointed by the Limited Partners, two of whom shall be appointed by Clinton W. and Clinton C. Myers (collectively), and two of whom shall be appointed by SCC. Unless expressly provided to the contrary, “approval of the Partner Committee” shall mean the consent of at least 3 of the 4 Partner Committee members. The SCC-designees shall be two officers of SCC or any subsidiary of SCC. The Myers-designees shall be Clinton W. Myers and Clinton C. Myers. Each party (that is, SCC on the one hand, and the Myers collectively, on the other hand) may replace the initial designees, subject to the reasonable approval of the other party, provided, however, that so long as either Clinton W. and Clinton C. Myers hold a Limited Partner interest, either Janelle K. Myers and/or Troy Charles Myers may be appointed to replace either Clinton W. Myers and/or Clinton C. Myers without the approval of SCC.

“Partners” means the General Partner and the Limited Partners.

“Partnership Cash” means all available cash derived of the Partnership, without exclusions or reserves of any kind.

“Partnership Year” means the calendar year.

“Percentage Interest” means, as to any Partner, the Percentage of partnership interests held by such Partner, as reflected on Exhibit A, as the same is amended from time to time.

“Permitted Transferee” means with respect to a voluntary Disposition by a Limited Partner, any of the following Persons: (i) an existing Limited Partner, or an Affiliate of a Limited Partner, and (ii) corporations, limited liability companies, trusts, or partnerships in which a Limited Partner owns a majority of the voting interests or otherwise acts as the trustee, and (iii) a parent, sibling, or child who is of 18 years of age or older of an individual Limited Partner or an entity in which such parent, sibling or child owns a majority of the voting interests or otherwise acts as the trustee.

“Person” means an individual, partnership, corporation, trust, unincorporated association, limited liability company or other entity or association.

“Profits and Losses” means for each Partnership Year or other period, an amount equal to the Partnership's taxable income or loss for income tax purposes for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(a)                Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this Section shall be added to such taxable income or loss;

(b)               Any expenditures of the Partnership described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulation Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses shall be subtracted from such taxable income or loss;

(c)                Gain or loss resulting from any Disposition of Partnership property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the agreed upon value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its agreed upon value; and

(d)               In the event the Partnership makes a Distribution of Partnership property in kind, Profits and Losses shall include the amount of gain or loss which the Partnership would have recognized if the property distributed had been sold for its fair market value (after appropriate adjustment for liabilities) immediately prior to such Distribution.

“Project(s)” means various construction projects performed by the Partnership.

“Regulations” means the Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Required Interest” means the approval of Limited Partners holding greater than fifty percent (50%) of the Percentage Interests of the Limited Partners.

“Securities Act” means the Securities Act of 1933, as amended.

“Super Required Interests” means the approval of Limited Partners holding at least sixty-seven percent (67%) of the Percentage Interests of the Limited Partners.

“Winding Up” means the period following a dissolution of the Partnership.

ARTICLE II
AMENDMENT TO ORIGINAL LIMITED PARTNERSHIP AGREEMENT

2.1              Amended and Restated Limited Partnership Agreement. Those Persons whose names appear on Exhibit A shall execute this Agreement and agree to be bound by all the terms and provisions of this Agreement, intending to amend and supersede in its entirety the 2011 Agreement. Except as provided to the contrary in this Agreement, the rights, duties, status, and liabilities of the Partners, and the formation, administration, dissolution, and continuation or termination of the Partnership, shall be as provided in the CULPA.

2.2              Organizational Certificates. The General Partner and each Limited Partner shall promptly execute, acknowledge, swear to, and deliver all certificates and other instruments and perform such additional acts consistent with the terms of this Agreement as may be necessary to enable the General Partner to continue the Partnership as a limited partnership under the laws of the State of California.

ARTICLE III
PARTNERSHIP NAME, OFFICES, AND TERM

3.1              Limited Partnership Name. The name of the Partnership shall be “Myers & Sons Construction, L.P.” and the business of the Partnership shall be conducted under such name or under such assumed name as may be selected from time to time by the General Partner.

3.2              Registered Agent and Principal Place of Business.

(a)                Registered Agent. As of the Effective Date, the registered office of the Partnership in California is 4600 Northgate Boulevard, Suite 100, Sacramento, California 95834, and the name of the registered agent at such address is Clinton W. Myers. The registered office and/or registered agent may be changed by the General Partner from time to time in accordance with provisions of the CULPA.

(b)               Principal Place of Business. As of the Effective Date, the principal place of business of the Partnership is 4600 Northgate Boulevard, Suite 100, Sacramento, California 95834, or such other location or locations in the State of California as the General Partner may determine. The books and records of the Partnership shall be kept at the principal place of business or such other location or locations in the State of California or elsewhere as the General Partner may determine. The Partnership shall have such other places of business as the General Partner deems necessary or desirable. The General Partner shall notify the Limited Partners of any change in the principal place of business of the Partnership.

3.3              Term. The Partnership shall continue until terminated in accordance with any provision of this Agreement.

ARTICLE IV
PURPOSES

4.1              Partnership Business. The Partnership is organized and shall be operated for the following purposes:

(a)                To carry out the Projects;

(b)               To engage in all activities incident to or related to the operations or ownership of the same, so long as the same shall be for the benefit of the Partnership; and

(c)                To engage in any other lawful business that may be carried on by a limited partnership under the laws of the State of California.

ARTICLE V
DISPOSITION OF PARTNERSHIP INTERESTS

5.1              Disposition of Limited Partner Partnership Interests. Other than a Disposition to a Permitted Transferee or as provided in Section 5.9, Section 5.10, Section 5.11 or Section 12 below, no Limited Partner may Dispose of its Partnership interest, or any interest in or portion thereof, without the approval of the General Partner and the Partner Committee. Any attempted Disposition by a Limited Partner of any Partnership interest or right, or any portion thereof, in or in respect of the Partnership in contravention of this Agreement shall be null and void ab initio. To the extent approved by the General Partner and the Partner Committee, a Limited Partner must first comply with Section 5.7 before proceeding with a Disposition to a Person other than a Permitted Transferee (unless the Disposition is pursuant to Section 5.9, Section 5.10, Section 5.11 or Section 12 below).

5.2              Status After Disposition. Except with respect to a Disposition to a Permitted Transferee, no Limited Partner shall have the right, without the General Partner's prior consent, to constitute its assignee as a Limited Partner. A Person that receives a Partnership interest or right in or in respect of the Partnership but that is not admitted to the Partnership as a substituted or additional Partner shall not be entitled to vote, and the Percentage Interest of such Person shall not be counted for voting or quorum purposes. Any Person receiving a Partnership interest or right in or in respect of the Partnership (whether or not such Person becomes a Limited Partner) shall not be entitled to Dispose of its Partnership interest or right or any part thereof without fulfilling the conditions of this ARTICLE V to the same extent and in the same manner as any Limited Partner that desires to effect a Disposition of an interest in the Partnership. Notwithstanding anything in this Agreement to the contrary, any Limited Partner who voluntarily or involuntarily for any reason Disposes of all of its Partnership interest shall be free of any obligation or liability as a Limited Partner incurred as a result of the activities of the Partnership from and after the time of such withdrawal, sale, transfer, or assignment (and in the case of a partial sale, transfer or assignment, to the extent of such sale, transfer or assignment).

5.3              Disposition Costs. All costs incurred by the Partnership in connection with the Disposition of a Partnership interest shall be borne and paid by the Partner effecting the Disposition within twenty (20) Days after the receipt by such Partner (or such Partner's estate or legal representative, as applicable) of the Partnership's invoice for the amount due.

5.4              Admission of a Substituted Limited Partner. The General Partner may, but only with the approval of the Partner Committee, admit an assignee of a Partnership interest as a substituted Limited Partner. Notwithstanding the foregoing, an assignee who is a Permitted Transferee shall be admitted as a substituted Limited Partner without approval of the Partner Committee.

5.5              Admission as Additional Limited Partner; Issuance of Additional Partnership Interests. The General Partner may, but only with the approval of the Partner Committee, cause the Partnership to issue additional Partnership interests to existing Limited Partners or Additional Limited Partners and may, but only with the approval of the Partner Committee, admit one or more Additional Limited Partners to the Partnership upon such terms as the General Partner may determine. If additional Partnership interests are determined to be issued in accordance with this Section, the General Partner shall first give notice of such proposed issuance (an “Issue Notice”) and the price and other terms thereof to the Limited Partners, and the Limited Partners shall have a right of first refusal to purchase such Partnership interests in accordance with this Section 5.5. Such right of first refusal shall allow each Limited Partner to purchase all or any portion its Pro Rata Share (as defined below) of the Partnership interests proposed to be issued. Each Limited Partner shall have thirty (30) Days from the date of such Issue Notice to elect to purchase all or any portion of its Pro Rata Share of such Partnership interests for the purchase price and upon the terms specified in the Issue Notice by giving written notice of such election to the General Partner, stating therein the quantity of new securities to be purchased. If any Limited Partner (each, a “non-purchasing Limited Partner”) fails to exercise such Limited Partner's right to purchase such Limited Partner's full Pro Rata Share of Partnership interests under this. Section 5.5, the Limited Partners who exercise their rights to purchase their full pro rata share of Partnership interests shall also have a right of over-allotment to purchase Partnership interests not purchased by the non-purchasing Limited Partners, ratably according to the Partnership interests held by all such electing Limited Partners as of the date of the Issue Notice, or in such other proportions as they may agree, within fifteen (15) Days after the date the General Partner provides notice to the other Limited Partners that such non-purchasing Limited Partner is not exercising its preemptive right hereunder to purchase its full pro rata share of Partnership interests, including the number of Partnership interests available for purchase. The Partnership shall have a period of 120 Days from the date of the Issue Notice to complete the sale of such Partnership interests to prospective purchasers (including any Limited Partner(s) who shall have exercised their rights pursuant to this Section 5.5) on the terms described in such Issue Notice, but thereafter may sell additional Partnership interests only after delivering another Issue Notice pursuant to this Section 5.5. The right of first refusal granted hereunder to any Limited Partner with respect to an issue of Partnership interests (but no subsequent issue of Partnership interests) shall terminate if such Limited Partner shall not have exercised such right of first refusal by written notice to the General Partner within thirty (30) Days after the date of the Issue Notice from the General Partner.

5.6              Disposition of General Partner's Partnership Interest. Unless otherwise agreed to by all Limited Partners, the General Partner shall have the right to effect a Disposition of all or any portion of its General Partner interests in the Partnership only with the prior consent of the Limited Partners holding a Super Required Interest. In the event any Person is admitted as a substituted General Partner, such admission shall occur contemporaneously with the withdrawal of the former General Partner. Any additional or substituted General Partner shall continue the business of the Partnership. Notwithstanding anything in this Agreement to the contrary, any General Partner who voluntarily or involuntarily for any reason withdraws from the Partnership, or sells, transfers, or assigns its General Partner interests in the Partnership, shall be and remain liable for all obligations and liabilities incurred by it as a General Partner prior to the time of such withdrawal, sale, transfer, or assignment, but shall be free of any obligation or liability as a General Partner incurred as a result of the activities of the Partnership from and after the time of such withdrawal, sale, transfer, or assignment.

5.7              Right of First Refusal in the Event of Transfer to a Third Party. Provided that the General Partner has provided its prior written consent to a Disposition of Partnership interests to a Person other than a Permitted Transferee, any Limited Partner (each a “Proposed Transferor”) who desires to Transfer its Limited Partner interest or any portion thereof (including any Economic Interest therein) (an “Offered Interest”), to a Person other than a Permitted Transferee must first give written notice (the “Transfer Notice”) of the terms of the contemplated sale or Disposition and of the name of the purchaser or transferee (together with a copy of any written offer or proposed contract) to the General Partner and the other Limited Partners at least sixty (60) Days prior to the contemplated Disposition date. All consideration for the contemplated Disposition must be stated in terms of U.S. Dollars. The Limited Partners shall have the first right, exercisable by delivery of a written notice (the “Notice”) to the Proposed Transferor, the General Partner and all other Limited Partners within twenty (20) Days after receipt of the Transfer Notice, to purchase the Offered Interest or a portion thereof pro rata (in the proportion to the participating Limited Partner's Percentage Interest). If any Limited Partner declines to exercise its pro rata share of any option to purchase the Offered Interest, the other Limited Partners shall be entitled to exercise the declining Limited Partner's option in proportion to such other Limited Partners' respective Percentage Interests. If the rights of the other Limited Partners are not exercised as to all of the Offered Interest within the applicable time periods, then the Proposed Transferor may sell the Offered Interest on the terms and conditions set out in the Transfer Notice and to the proposed transferee identified therein; provided, however, that if the terms and conditions of the proposed Transfer as described in the Transfer Notice change in any material respect or if the identity of the proposed transferee changes, the Proposed Transferor shall be required to obtain the written consent of the General Partner, and if such consent is obtained, the Proposed Transferor shall give new notice to the General Partner and the Limited Partners and the procedures provided for in this Section 5.7 shall be again followed. The terms of the Transfer shall not be contrary to any of the provisions of this Agreement, and the Transfer Notice must be duly executed by the Proposed Transferor and the transferee, received by the General Partner, and recorded in the books of the Partnership in order to have any binding effect on the Limited Partners, the General Partner or the Partnership. The transferee of the Offered Interest of a Proposed Transferor shall be entitled to receive, as of such effective date, only an economic interest entitling the transferee to only the allocations and distributions pursuant to ARTICLE VII thereafter attributable to the Offered Interests transferred, the obligations to make capital contributions associated with the Offered Interest in accordance with ARTICLE VI and shall have no other rights unless and until the transferee becomes a substitute Limited Partner. In addition, as a condition of such Disposition, the transferee must execute a document, in a form satisfactory to the General Partner, whereby such transferee agrees to be bound by the terms of this Agreement.

5.8              Transferees Bound; Opinion of Counsel. As a condition of any Disposition, whether to a Permitted Transferee or pursuant to Section 5.7 above, the transferee must execute, acknowledge and deliver to the Partnership such other instruments as the General Partner may deem necessary or advisable to effect such transfer, including, without limitation, the written acceptance and adoption by such transferee of the provisions of this Agreement. Upon any Disposition, a transferee shall be subject to all provisions of this Agreement as if originally a party hereto. In addition, no transfer or other disposition of the interest of a Partner shall be permitted until the General Partner shall have received an opinion of counsel satisfactory to it (or waived such opinion requirement) that the effect of such transfer or disposition would not:

(a)                result in the Partnership’s assets being considered, in the opinion of counsel for the Partnership, as “plan assets” within the meaning of ERISA, or any regulations proposed or promulgated thereunder;

(b)               result in a violation of the Securities Act or any comparable state law;

(c)                require the Partnership to register as an investment company under the Investment Company Act;

(d)               require the Partnership, the General Partner, or any shareholder of the General Partner to register as an investment adviser under the Investment Advisers Act of 1940, as amended;

(e)                result in a termination of the Partnership for federal income tax purposes pursuant to Section 708 of the Code, unless such termination would have no adverse effect upon the Partnership or any Partner;

(f)                result in a violation of any law, rule, or regulation by the transferring Partner, the Partnership, the General Partner, or any shareholder of the General Partner;

(g)                cause the Partnership to be a “publicly traded partnership” as such term is defined in Section 7704(b) of the Code; or

(h)               result in a violation of this Agreement.

Such legal opinion shall be provided to the General Partner by the transferring Partner or the proposed transferee. Any costs associated with such opinion shall be borne by the transferring Partner or the proposed transferee. Upon request, the General Partner will use its good faith diligent efforts to provide any information possessed by the Partnership and reasonably requested by a transferring Partner to enable it to render the foregoing opinion. The General Partner may, in its sole discretion, waive the requirement of an opinion of counsel provided for in this Section 5.8.

5.9              Myers Purchase Option. It is understood that SCC has encumbered certain assets of the Company in order to collateralize a loan agreement (“The Loan”) In the event of a dissolution, foreclosure, repossession or disposition of any assets or bankruptcy filing of SCC occurring during the period that this loan agreement is in place, Myers, or their assignee, shall have the exclusive right to purchase SCC’s fifty-percent ownership interest in the Company, in accordance with the Call Option Agreement dated May 29th, 2015. The Company must satisfy the Lender’s security interest in the collateral held by Lender for The Loan. However, in no case will the Company be required to pay an amount greater than 65% of the then-current Net Orderly Liquidation Value (“NOLV”) of the specific assets of the Company identified and used as collateral as part of the Security Agreement between SCC and the lender. It is the intent that all such payments (as mentioned above) made to the lender by the Company will be sufficient to release, in total, all UCC filings on those specific assets, giving the Company clear title to all such Company assets. In the event of an SCC dissolution, foreclosure or bankruptcy after The Loan has been fully paid with respect to amounts collateralized by the Company’s assets, Myers, or his assignee, shall have the exclusive right to purchase SCC’s fifty-percent ownership interest in the Company for a one-time payment equal to $10,000.

5.10          SCC Purchase Obligation.

(a)                Transfer Upon Sale. In addition to those other Transfers contemplated in this Article V, upon the acquisition of all or substantially all of the assets of SCC by a third party, or the sale, merger, consolidation or other business combination of SCC with or to a third party in which the holders of a majority of the equity interests of SCC before such event no longer hold a majority of the equity interests of the resulting entity after such event, then SCC shall purchase from the General Partner and the other Limited Partners (collectively, the “Selling Partners”) (and the Selling Partners shall be required to sell to SCC) the Percentage Interests of the Selling Partners (with such purchase to be made in accordance with the terms of this Section 5.10).

(b)               Valuation Methodology.

(i)                 The purchase price of the Percentage Interests of the Selling Partners shall be determined by mutual agreement of SCC and the Selling Partners or, if such parties cannot agree, by an independent valuation performed by a mutually-selected, nationally recognized investment banking firm or certified public accounting firm (“Independent Financial Expert A”). Upon completion of its assignment, Independent Financial Expert A shall notify the parties in writing of Independent Financial Expert A’s determination of the value of each Selling Partner’s Percentage Interest. Within five business days after receiving written notice by Independent Financial Expert A, each Partner party may object to the valuation. Such objecting Partner shall evidence their objection by written notice (“Notice of Objection”) sent to the other Partners within the five business day period. If a party sends such Notice of Objection to the other Partners then, within ten business days of the other Partners receiving such notice, SCC and the Selling Partners (it being agreed that the Selling Partners shall together select a single expert) shall designate a nationally recognized, investment banking firm or certified public accounting firm (“Independent Financial Experts B and C”). Within 15 business days after being selected, Independent Financial Experts B and C shall mutually-select a third nationally recognized, investment banking firm or certified public accounting firm (“Independent Financial Expert D”) that shall prepare a final and binding determination of each Selling Partner’s Percentage Interest. The costs of Independent Financial Experts A, C and D shall be paid for by SCC, and the cost of Independent Financial Expert B shall be paid for by the Selling Partners.

(ii)               Regardless of the determination of value of each Selling Partner’s Percentage Interest by any of the methods described in Section 5.10 (b) (i) above, , the minimum aggregate value of the Selling Partners’ Percentage Interests shall not be less than the undistributed net taxable income attributable to the Selling Partners’ Percentage Interests, plus the greatest of one of the following pro rata the Selling Partner’s Percentage Interest: (A) five times the average of the Partnership’s EBITDA for the previous three fiscal years; (B) the sum of the Partnership’s assets less liabilities, plus the difference between the orderly liquidation value of all land, construction and transportation equipment and all other capitalized assets listed on the Partnership’s balance sheet, less the then-current book value for those same assets; (C) five times the Partnership’s total EBITDA for the trailing twelve months prior to the transaction close date;

(c)                All closings of a Transfer under this Section 5.10 will be held at the Partnership’s principal office and shall take place on the date agreed by the Selling Partners and SCC, unless the price and valuation per Percentage Interest is contested, in which case the closing shall take place at the principal office of the Partnership at 10:00 am on the tenth business day after the applicable Independent Financial Expert delivers its valuation of the Selling Partners’ Percentage Interests (or such other time or place as the parties may agree). All transfer taxes imposed on the Transfer shall be payable by the selling Partner(s), and all other closing costs shall be allocated in the manner customarily allocated between buyers and sellers of ownership interests in similar ventures in the State of California.

5.11          Purchase of the Myers Interest upon Clinton Wallace Myers’ Death.

(a)                Insurance Proceeds SCC agrees to purchase, within 120 days of the Effective Date, a $20 million term life insurance policy on Clinton Wallace Myers’ life which policy shall then become a part of this agreement as Exhibit B. SCC shall be named as the sole and direct beneficiary under, and the sole owner of, such Life Insurance Policy. SCC shall be solely responsible for maintaining such Life Insurance Policy, including paying all premiums and other amounts related thereto, and at no time shall the Partnership nor Myers have any liability or responsibility whatsoever respecting maintenance of the Life Insurance Policy.

(b)               Selling Representative; Myers Interest. Upon the death of Clinton Wallace Myers, the personal representative of the Myers estates, or the trustees of any trusts established by Myers, as the case may be, shall be referred to herein as the “Selling Representative”. The Selling Representative shall Transfer to SCC or its designee title to the Percentage Interests held by Myers (the “Myers Interest”) in accordance with this Section 5.11.

(c)                Purchase Procedures. Upon the death of Clinton Wallace Myers, SCC shall collect the proceeds of the Life Insurance Policy (the “Life Insurance Proceeds”) and shall purchase the Myers Interest from the Selling Representative for an amount equal to such proceeds. If, for any reason (except suicide), the Life Insurance Policy renders no Life Insurance Proceeds, SCC shall purchase the Myers Interest from the Selling Representative using the pricing methodology set forth in Section 5.10(b) above. The closing of the purchase of the Myers Interest (“Myers Interest Closing”) shall occur at a time mutually acceptable to both the Selling Representative and SCC, but shall in no event be later than sixty (60) days after the date of Clinton Wallace Myers’ death.

(d)               Direction to Personal Representative. Clinton Wallace Myers and Clinton Charles Myers, by execution of this Agreement, agree to, and agree to cause their spouses to, insert into their respective wills or codicils thereto, and/or their trusts or an amendments thereto, a direction to their personal representatives or trustees, including the Selling Representative, to promptly comply with the terms of this Section 5.11 and to execute any and all documents reasonably required to achieve such compliance; provided, however, that the failure of Clinton Wallace Myers or Clinton Charles Myers or their spouses to do so shall not affect the validity or enforceability of this Section 5.11.

(e)                No Transfer for Value. Notwithstanding anything contained in this Agreement to the contrary, all transactions undertaken regarding the Life Insurance Policy shall be undertaken so as to avoid the “transfer for value” restrictions imposed by Section 101(a)(2) of the Code or any successor provision thereto.

(f)                Authority. Notwithstanding anything contained in this Agreement to the contrary, Myers holds no incidents of ownership, as defined in Section 2042 of the Code, with respect to the Life Insurance Policy, and that all incidents of ownership instead shall be held by, and for the benefit of, the SCC. The provisions of this Agreement shall be interpreted and construed, and the powers and discretion of the Managers shall be exercised, only in a manner consistent with this intent.

5.12          Purchase of the Myers Interest upon Clinton Wallace Myers’ Permanent Disability. SCC agrees to purchase, within 120 days of the Effective Date, a $20 million Disability Insurance Policy with respect to the permanent disability of Clinton Wallace Myers (the “Disability Insurance Policy”), which policy shall then become a part of this agreement as Exhibit C. SCC shall be solely responsible for maintaining the Disability Insurance Policy, including paying all premiums and other amounts related thereto and at no time shall the Partnership nor Myers have any liability or responsibility whatsoever respecting maintenance of the Disability Insurance Policy. Upon the “permanent disability” of Clinton Wallace Myers (as defined by the terms of the actual policy then in place), SCC shall collect the proceeds, if any, of the disability insurance policy (the “Disability Insurance Proceeds”) and shall purchase the Myers Interest from the Selling Representative for the full amount of the Disability Insurance Proceeds. If, for any reason (other than Clinton Wallace Myers’ intentional violation of the policy terms), the Disability Insurance Policy renders no Disability Insurance Proceeds, SCC shall purchase the Myers Interest from the Selling Representative using the pricing methodology set forth in Section 5.10(b) above.

ARTICLE VI
CONTRIBUTIONS, FUNDING, BONDING, OBLIGATIONS AND LOANS

6.1              Capital Contributions.

(a)                Pursuant to Section 6.6 below, SCC is required to provide for all funds necessary for the Partnership normal conduct of business; provided, however, to the extent that the General Partner reasonably determines that the Partnership requires additional funds for any Partnership purpose, the General Partner may call for additional Capital Contributions from the Limited Partners pursuant to this Section 6.1(a) at such times and in such amounts as approved by the Partner Committee. If the General Partner makes a capital call pursuant to this Section 6.1(a), the Limited Partners shall contribute such additional capital (in cash), in accordance with their respective Percentage Interests, within sixty (60) Days of receipt by the Partners of a written request (a “Capital Call”) from the General Partner for such additional capital.

(b)               If any Partner (a “Non-Contributing Partner”) does not make a Capital Contribution required pursuant to this Section 6.1, and fails to cure such default within fourteen (14) Days of written notice (the “Default Date”) delivered by the General Partner to the Non-Contributing Partner, without in any way limiting any remedy which the Partnership may pursue pursuant to Section 6.1(d) below, such Non-Contributing Partner shall, immediately upon the Default Date and continuing until the earlier of the Non-Contributing Partner's cure of the default or one (1) year (the “Default Period”): (i) forfeit all voting rights, if any, (ii) forfeit its designee on the Partner Committee, and (iii) have any allocations and distributions adjusted to account for the Non-Contributing Partner's lower capital contributions. If the default is not cured within one (1) year of the Default Date (the last day of such year being the “Dilution Date”), then the Non-Contributing Partner's Percentage Interest shall be reduced by an amount equal to the amount of the default divided by the net equity of the Partnership as of the quarter end immediately preceding the Dilution Date. The amount by which the Non-Contributing Partner’s Percentage Interest is reduced shall be then allocated to the other non-defaulting Partners pro rata based on their respective Percentage Interests. As an example:

Capital Call default amount	$20,000
Non-Contributing Partner % Interest	50%
Net equity of Partnership	$1,000,000
Formula	$20,000/$1,000,000 = 2%
New % Interest for Non-Contributing Partner	50%-2% = 48%

(c)                Except as set forth in this Agreement, neither the General Partner nor any Limited Partner shall have any obligation to make any contributions of capital to the Partnership or to make any loan to the Partnership. If the General Partner desires to seek additional Capital Contributions from the Limited Partners other than Capital Contributions required by this Section 6.1, the provisions of Section 5.5 shall apply.

(d)               The Partners agree that the General Partner’s authority and discretion to enforce any remedy against a Non-Contributing Partner (including but not limited to the remedies set forth in this Section 6.1) supersede any fiduciary duties of the General Partner to such Non-Contributing Partner. The Partners further agree that the remedies set forth in this Section 6.1 are fair and reasonable in light of the difficulty in ascertaining the actual damages that would be incurred by the Partnership and the non-defaulting Partners as a result of the Non-Contributing Partner’s failure to contribute capital when due pursuant to the terms of this Agreement. In addition to the remedies set forth in Section 6.1(a), the Partnership shall have, but is not required to exercise, all remedies available at law or in equity if any such contribution is not so made. If any legal proceedings relating to a Non-Contributing Partner are commenced, such Non-Contributing Partner shall pay all costs and expenses incurred by the Partnership, including attorneys’ fees and expenses, in connection with such proceedings.

6.2              Return of Capital Contributions. No Partner is entitled to the return of its Capital Contributions to the Partnership or to be paid interest in respect of either its Capital Account or any Capital Contribution made by it to the Partnership. No unrepaid Capital Contribution shall be deemed or considered to be a liability of the Partnership or of any Partner. No Partner shall be required to contribute or loan any cash or property to the Partnership to enable the Partnership to return any Partner's Capital Contribution to the Partnership.

6.3              Partners; Contribution; Percentage Interests. The name, address and Percentage Interest of each Partner as of the Effective Date are set forth on Exhibit A, attached hereto. Exhibit A hereto shall be amended by the General Partner from time to time to affect (i) any additional Capital Contributions made by the Partners, (ii) any adjustment to the Percentage Interests of the Partners resulting from Capital Contributions made by the Partners other than in accordance with their Percentage Interests, and (iii) the admission of additional or substituted Partners.

6.4              Computation of Capital Account. Capital Accounts shall be established and maintained for each Partner in accordance with Regulations Section 1.704-1(b).

6.5              Facilitation with Financing.

(a)                From time to time, at the request of the General Partner, SCC shall use commercially reasonable efforts to cooperate, arrange, facilitate, guarantee and/or secure third-party financing for Partnership equipment and other needs, based on mutually agreed terms.

(b)               SCC is required to provide for all funds necessary for the Partnership normal conduct of business

6.6              Bonding and Prequalification.

(a)                SCC shall obtain, to the extent commercially available, a surety and bonding line for the Partnership. The amount of this bond line shall be adequate to support all of the Partnership’s operations with single project limits of at least $150 million and an aggregate limit of at least $350 million.

(b)               SCC shall further assist in owners’ prequalification procedures for the Partnership and guarantee prequalification amounts commensurate with the foregoing bonding limits.

(c)                The Partnership shall not indemnify any debt or bonding/surety obligations of SCC or any of its subsidiaries.

ARTICLE VII
ALLOCATIONS, NET CASH FLOW AND DISTRIBUTIONS

7.1              Allocations.

(a)                In General. The allocations in this ARTICLE VII are intended to comply with Regulations Section 1.704-1 et seq. and should be interpreted consistently therewith.

(b)               Profits. Profits shall be allocated in the following priority:

(i)                 First, to the Partners in proportion to, and in the reverse order and to the extent of, the aggregate Losses allocated to the Partners pursuant to Section 7.1(c) below, until the aggregate Profits allocated to the Partners equals such aggregate Losses.

(ii)               Next, to the Partners in proportion to their respective Percentage Interests.

(c)                Losses. Losses shall be allocated in the following priority:

(i)                 First, to the Partners on a pro rata basis in accordance with their respective Percentage Interests until they have been allocated losses in the amount of their Capital Contributions less distributions; and

(ii)               Thereafter, in accordance with the Percentage Interests of all Partners.

(d)               Regulatory Allocations. Notwithstanding anything in this Section 7.1 to the contrary, to ensure that the Partnership's allocations are respected, the Partnership must comply with Regulations Section 1.704-1 et seq., and allocate certain Partnership items as expressly required thereunder (the “Regulatory Allocations”). In furtherance of this purpose, whenever necessary, the Partnership shall make all regulatory allocations required thereunder, including, as necessary:

(i)                 Comply with the minimum gain chargeback requirements of Regulation Section 1.704-2(f).

(ii)               Allocate nonrecourse deductions (as defined in Regulations Section 1.704-2(b)(1)) in accordance with the rules set forth in Regulations Section 1.704-2(e)(2).

(iii)             As quickly as possible allocate to a Partner who unexpectedly receives an adjustment, allocation, or distribution described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5), or (6) items of income and gain in an amount and manner sufficient to eliminate any deficit balance caused by the (d)(4), (5), or (6). item. This provision is intended to comply with the qualified income offset requirement of Regulations Section 1.704-1(b)(2)(ii)(d) and should be interpreted consistently therewith.

(iv)             Notwithstanding any other provision of this Section 7.1 (other than the Regulatory Allocations), the Regulatory Allocations shall be taken into account in allocating other Profits and Losses among the Partners so that, to the extent possible, the net amount of such allocations of other Profits and Losses and the Regulatory Allocations to the Partners shall be equal to the net amount that would have been allocated among the Partners if the Regulatory Allocations had not occurred.

(e)                Section 704(c). Items of income, gain, loss, and deduction with respect to an asset contributed to the Partnership by a Partner that has a fair market value (as set forth in this Agreement, or if not set forth in this Agreement, as determined by the General Partner), at the time of such contribution which is different from its adjusted tax basis shall, for tax purposes only, be allocated among the Partners in the manner provided under Section 704(c) of the Code and Regulations thereunder so as to take into account any variation between the basis of the property to the Partnership and its fair market value at the time of contribution. Such allocations shall be made in accordance with the traditional method set forth in Regulations Section 1.704-3(b).

7.2              Distributions.

(a)                In General. Prior to the occurrence of any event specified in Section 11.1 and subject to applicable law and any limitations contained elsewhere in this Agreement the Company shall, on a quarterly basis, distribute the full amount of each Partner’s net taxable income pro rata in accordance with the Partner’s respective Percentage Interests. Such distribution shall be made to the Partner within 30 calendar days after the tax filing due date for each fiscal quarter to the extent that there is cash or cash equivalents available on the Partnership’s Balance Sheet to make such distributions.

(b)               Tax Distributions. Notwithstanding anything in this Section 7.2 to the contrary, to the extent that there are Profits allocated to any of the Partners, and except as may be otherwise agreed to by all Limited Partners, the General Partner shall make distributions to the Partners in an amount sufficient to pay the U.S. federal and state income tax liability incurred by the Partners with respect to the Profits so allocated to them for the prior tax year, assuming that all such Partners are taxed at the highest marginal rate applicable to individuals.

7.3              Amounts Withheld. All amounts withheld pursuant to the Code or any provision of any state or local tax law with respect to any payment or distribution to the Partners shall be treated as amounts distributed to the Partners pursuant to this ARTICLE VII for all purposes under this Agreement. The General Partner may allocate any such amounts among the Partners in any manner that is in accordance with applicable law.

ARTICLE VIII
ADMINISTRATIVE AND TAX MATTERS

8.1              Books and Records. The books and records of the Partnership shall be kept, at the expense of the Partnership, by the General Partner at its principal place of business or at such other place as the General Partner may designate. From August 1, 2011 until such time as SCC is no longer a Limited Partner, SCC shall perform for the Partnership all back-office activities of the Partnership other than accounting and payroll services. SCC shall not be entitled to reimbursement out of Partnership funds for any other costs and expenses incurred by it for the benefit of the Partnership, including but not limited to internal and external audit fees, accountant fees, attorneys’ fees, and other professional or consulting fees.

8.2              Financial Statements; Tax Returns. Annual audited financial statements of the Partnership, including a balance sheet and a profit and loss statement, and if such profit and loss statement is not prepared on a cash basis, a statement of changes in financial position, shall be prepared and certified by the Independent Accountants and delivered to the Partners within one hundred twenty (120) days after the close of the Partnership’s fiscal year. The Partnership’s federal, state and local tax returns, IRS Form 1065, Schedule K-1 and any other tax information reasonably requested by a Limited Partner will be prepared by independent accountants under the accountancy rules and regulations of the State of California selected by the General Partner and delivered to the Limited Partners within one hundred twenty (120) days after the close of the Partnership’s fiscal year.

8.3              Inspection. Each Partner shall have the right, upon reasonable demand for any purpose reasonably related to such Partner's interest as a Partner at any reasonable time, to inspect the books and records of the Partnership during reasonable business hours at the principal place of business of the Partnership or such other location as the General Partner may designate. Any such demand by a Partner shall be in writing and shall state the purpose of such demand.

8.4              Bank Accounts; Investments.

(a)                All funds of the Partnership shall be deposited in its name and in an account or accounts maintained in a national or state bank or banks or brokerage account or accounts designated from time to time by the General Partner. The funds of the Partnership shall not be commingled with the funds of any other Person, provided that, notwithstanding anything in this Partnership Agreement to the contrary, SCC shall be allowed to sweep, commingle and invest Available Cash generated by the Partnership when and to the extent agreed between SCC and the General Partner. SCC shall pay the Partnership interest on these funds, and such interest shall be at the Prime Rate, as published in the Wall Street Journal, plus 2%. Interest payments on swept cash shall be payable monthly to the Partnership until the net cash swept equals zero. All cash swept shall be secured by a grant by SCC to the Partnership of first position Deeds of Trust on property owned by SCC, or other wholly owned subsidiaries (the “Primary Sweep Security”). If the amount of cash swept exceeds the value of the Primary Sweep Security, the Partnership may require additional collateral above the Deeds of Trust to be provided by SCC, and SCC shall grant a second position security interest to the Partnership on SCC’s owned and leveraged equipment (the “Secondary Sweep Security”). If the amount of cash swept exceeds the value of the Secondary Sweep Security, then SCC will pledge its interest in the Partnership to the Partnership as further security. Checks shall be drawn upon the Partnership account or accounts only for the purposes of the Partnership and shall be signed by such signatory party or parties as may be designated from time to time by the General Partner.

(b)               Notwithstanding anything to the contrary herein, the General Partner understands, acknowledges and agrees that the Partnership shall be subject to certain financial and accounting controls imposed by the Sarbanes-Oxley Act of 2002, as amended from time to time (the “Sarbanes-Oxley Act”), including but not limited to cash management and check-writing authority. As such, the General Partner hereby agrees to take such actions and adopt such procedures as may be necessary or required under the Sarbanes-Oxley Act.

8.5              Tax Matters Partner. The Partners recognize that the General Partner will be treated as the tax matters partner of the Partnership pursuant to Section 6231(a)(7) of the Code. The General Partner shall use its best efforts to cause all Partners to become “notice partners” within the meaning of Section 6231(a)(8) of the Code. The General Partner shall keep all other Partners informed of all matters that may come to its attention in its capacity as “tax matters partner” as required by Section 6223(g) of the Code. If the tax matters partner is required by law or regulation to incur fees and expenses in connection with tax matters not affecting all the Partners, then the Partnership shall be entitled to reimbursement from those Partners on whose behalf such fees and expenses were incurred. To the fullest extent permitted by law, but subject to the limitations and exclusions of Section 9.8, the Partnership agrees to indemnify the tax matters partner and its agents and save and hold them harmless, from and in respect to all (a) fees, costs and expenses in connection with or resulting from any claim, action, or demand against the tax matters partner, the General Partner or the Partnership that arise out of or in any way relate to the tax matters partner’s status as tax matters partner for the Partnership, and (b) all such claims, actions, and demands and any losses or damages therefrom, including amounts paid in settlement or compromise of any such claim, action, or demand.

8.6              Tax Elections. The General Partner, with the approval of the Partner Committee, shall have the right to make any applicable elections under the Code which, in its best judgment, are in the best interests of the Partnership, other than an election to treat the Partnership as other than a partnership for federal income tax purposes.

ARTICLE IX
MANAGEMENT; LIMITATIONS;
MEETINGS; STANDARD OF CARE; INDEMNIFICATION

9.1              Management.

(a)                The management and control of the Partnership shall be vested solely in the General Partner, who shall have (subject to the limitations imposed by this Agreement) full, exclusive, and complete discretion in the management and control of, and in the making of all decisions affecting, the Partnership business. Without limiting the generality of the preceding sentence, the General Partner shall have the authority, the right, and the power, on behalf of the Partnership:

(i)                 to enter into, execute, deliver, amend, and perform any and all agreements, contracts, documents, certifications, and instruments binding the Partnership as may be necessary or convenient in connection with the ownership, management, maintenance, and operation of the business of the Partnership and Partnership property;

(ii)               to execute, in furtherance of any or all of the purposes of the Partnership, any lease, bill of sale, contract, or other instrument purporting to convey or encumber the real or personal property of the Partnership; provided, however, any such transaction outside the ordinary course of business of the Partnership shall require the approval of the Partner Committee;

(iii)             to sell, transfer, exchange, or otherwise dispose of the assets of the Partnership; provided, however, any such transaction outside the ordinary course of business of the Partnership shall require the approval of the Partner Committee;

(iv)             to establish reserves for working capital and for taxes, insurance, debt service, repairs, replacements or renewals, or other costs and expenses incident to the ownership of Partnership property and for other such purposes as the General Partner deems appropriate under the circumstances from time to time;

(v)               to have the Partnership's direct expenses billed directly to and paid by the Partnership;

(vi)             to pay all taxes, charges, and assessments against the Partnership and its property;

(vii)           to admit Partners, subject to and in accordance with ARTICLE V of this Agreement;

(viii)         subject to Section 8.3(a) above, to open, maintain, and close bank accounts, to designate and change signatories on such accounts, and to draw checks and other orders for the payment of monies;

(ix)             to settle claims, to prosecute, defend, and settle lawsuits, and to handle all matters with governmental agencies;

(x)               subject to Section 8.3(a) above, to deposit Partnership funds that, from time to time, are not required for the operation of the business of the Partnership in interest bearing bank, brokerage or money market fund accounts or to purchase commercial paper, treasury bills, or other short-term instruments or interests as the General Partner deems necessary, appropriate, or advisable;

(xi)             to select and remove all officers, employees, consultants, accountants, attorneys, managers, and any and all other agents and assistants, both professional and non-professional, as the General Partner in its sole discretion may deem necessary, appropriate, or advisable in furtherance of the purposes of the Partnership, and to compensate such Persons for services rendered;

(xii)           to collect all sums due the Partnership;

(xiii)         to prepare and file all Partnership tax returns and to make all elections for the Partnership thereunder, subject to and in accordance with Section 8.2;

(xiv)         to determine the timing and amount of any distributions to the Partners (whether for cash or property), subject to and in accordance with Section 7.2 above and Section 11.3 below;

(xv)           to take any and all other action that the General Partner deems necessary, appropriate, or desirable in furtherance of the purposes of the Partnership;

(xvi)         to purchase such insurance as the General Partner may determine; provided, however, any such transaction outside the ordinary course of business of the Partnership shall require the approval of the Partner Committee; and,

(xvii)       with the approval of the Partner Committee, to borrow monies or otherwise commit the credit of the Partnership for Partnership purposes, to make voluntary prepayments on or extensions of debt, and, in connection with any such indebtedness, to mortgage, pledge and/or otherwise encumber all or any portion of the Partnership's property and assets.

(b)               To the extent that any of the actions of the General Partner require the approval of the Partner Committee, the General Partner shall only take such actions as directed by the Partner Committee after approval of the Partner Committee is obtained.. The General Partner and the Partner Committee shall adopt minimum dollar authorities, if applicable, for items wherein Partner Committee approval is required.

(c)                No person dealing with the Partnership shall be required to inquire into the authority of the General Partner to take any action or make any decision hereunder, and every agreement, contract, undertaking, document, certification or instrument executed by the General Partner with respect to any business or property of the Partnership shall be conclusive evidence in favor of any and every person relying thereon or claiming thereunder that (i) at the time of the execution and/or delivery thereof, this Agreement was in full force and effect, (ii) such instrument was duly executed in accordance with the terms and provisions of this Agreement and is binding upon the Partnership, and (iii) the General Partner was duly authorized and empowered to execute and deliver any and every such agreement, contract, undertaking, document, certification or instrument for and on behalf of the Partnership.

9.2              Authority of the General Partner. Any person dealing with the Partnership or the General Partner may rely upon a certificate signed by the General Partner, thereunto duly authorized, concerning:

(a)                the identity of the General Partner or any other Partner;

(b)               the existence or nonexistence of any fact or facts that constitute conditions precedent to acts by the General Partner or in any other manner germane to the affairs of the Partnership;

(c)                the person or persons who are authorized to execute and deliver any instrument or document of the Partnership; or

(d)               any act or failure to act by the Partnership or concerning any other matter whatsoever involving the Partnership or any Partner.

9.3              Specific Limitations on the General Partner's Authority. Notwithstanding anything to the contrary herein, the General Partner shall have no right, power, or authority, without the prior approval (which shall not be unreasonably withheld or delayed) to the specific act in question by Partners holding, in the aggregate, at least a Super Required Interest, to effectuate any one or more of the following acts:

(a)                to do any act in contravention of this Agreement; and

(b)               to possess Partnership property or assign, transfer, mortgage, pledge, or grant a security interest in and/or a deed of trust with respect to Partnership property for other than a Partnership purpose.

9.4              Reimbursement. The General Partner shall be entitled to reimbursement out of Partnership funds for any and all actual, reasonable and necessary costs and expenses incurred by it on behalf of the Partnership, while acting on behalf of the Partnership.

9.5              Meetings of Partners. Any matter requiring the approval of the Partners pursuant to this Agreement may be considered at a meeting of the Partners called by the General Partner or Partners holding at least ten percent (10%) of the Percentage Interests and held not less than five (5) nor more than fifteen (15) Days after written notice of such meeting, stating the date, time, and place where such meeting is to be held and the purposes for which it is called, is delivered to the Partners in accordance with the provisions of Section 13.2. The presence at such meeting of the General Partner and at least a Required Interest shall constitute a quorum for the transaction of business. Any action required or permitted to be taken at any meeting of the Partners may, however, be taken (i) without a meeting by means of the General Partner's submitting to the Limited Partners, in accordance with the provisions of Section 13.2, a statement of the matter to be voted on, the purpose thereof, and the period within which the Limited Partners must respond either in the affirmative or in the negative to the matter in respect of which the vote is requested (which response period shall not be less than five (5) Days nor more than fifteen (15) Days from the date on which the Limited Partner in question is deemed to have received such request pursuant to Section 13.2), or (ii) by means of a telephone conference in which all Partners participating in the meeting and constituting a quorum can hear and speak to each other. Except as specifically provided to the contrary in this Agreement, all decisions of the Partners pursuant to this Section 9.5 shall be made by the concurring vote (whether by actual vote or deemed vote pursuant to Section 13.2) of the General Partner and a Required Interest.

9.6              Standards of Care. In the performance of its duties under this Agreement, the General Partner shall use reasonable efforts to conduct the business of the Partnership in a good and businesslike manner and in accordance with good business practice. The General Partner shall not be held liable or responsible to any Partner or to the Partnership for any losses sustained or liabilities incurred, in connection with, or attributable to, errors in judgment, negligence, or other fault of the General Partner, except that which is attributable to the proven gross negligence or willful misconduct of such General Partner.

9.7              Outside Activities of the Partners. The Partners acknowledge that the General Partner, the Limited Partners and their respective Affiliates are engaged in activities other than the activities of the Partnership. Notwithstanding the foregoing, the Partners acknowledge and agree that as to the General Partner, the business conducted by the Partnership shall be the General Partner's primary responsibility and the General Partner shall make a good faith effort to devote the majority of its time to the Partnership. Except as set forth in (i)  that certain Employment Agreement of Clinton W. Myers dated August 1, 2011, and (ii) that certain Employment Agreement of Clinton C. Myers dated August 1, 2011 (collectively, the “Restrictive Agreements”), participation in the Partnership shall not in any way act as a restraint on the other present or future business activities or investments of any Partner (or any Affiliate of a Partner), or any employee, officer, director, or shareholder of any Partner, whether or not such activities are competitive with the business of the Partnership. Except as set forth in the Restrictive Agreements, no Partner (or any Affiliate of a Partner) or any employee, officer, director, or shareholder of any Partner shall, under any circumstances, be obligated or bound to offer or present to the Partnership or any of the other Partners any business opportunity presented or offered to them or the Partnership as a prerequisite to the acquisition of or investment in such business opportunity by such Partner (or any Affiliate of such Partner) or any employee, officer, director, or shareholder of such Partner for its account or the account of others. In furtherance thereof, and except as set forth in the Restrictive Agreements, each of the Partners hereby agrees that any business or activity in which a Partner (or any Affiliate of a Partner) or any employee, officer, director, or shareholder of a Partner engages, conducts, or participates outside the Partnership shall be conclusively deemed not to be a business or activity in competition with or an opportunity of the Partnership. Any such business or activity of a Partner (or any Affiliate of a Partner) or any employee, officer, director, or shareholder of a Partner may be undertaken with or without notice to or participation therein by the Partnership or the other Partners. Each Partner and the Partnership hereby waive any right or claim that such Partner or the Partnership may have against a Partner (or any Affiliate of a Partner) or any employee, officer, director, or shareholder of a Partner with respect to any such permitted business or activity or the income or profits therefrom. The provisions of this Section shall not serve, to waive or limit the provisions of any of the Restrictive Agreements binding upon any Partner or any Affiliate of any Partner.

9.8              General Indemnification. The Partnership shall indemnify and hold harmless to the fullest extent permitted by law, the General Partner, the members of the Partner Committee, the tax matters partner and their respective managers, members, partners, principals, officers, employees, affiliates or agents, and all of their respective successors, heirs and assigns (each, an “Indemnified Party” and collectively, the “Indemnified Parties”) from and against any and all (a) reasonable fees, costs, and expenses, including legal fees, paid in connection with or resulting from any claim, action, or demand against the Indemnified Parties that arises directly or indirectly out of or in any way relates to the Partnership, its properties, business, or affairs and (b) such claims, actions, and demands and any losses or damages resulting from such claims, actions, and demands, including amounts paid in settlement or compromise (if recommended by attorneys for the Partnership) of any such claim, action or demand; provided, however, that this indemnity shall not extend to any conduct which constitutes willful misconduct, gross negligence, fraud or bad faith in the performance of an Indemnified Party’s duties. Expenses incurred by any Indemnified Party in defending a claim or proceeding covered by this Section shall be paid by the Partnership in advance of the final disposition of such claim or proceeding, provided the Indemnified Party undertakes to repay such amount if it is ultimately determined that such Indemnified Party was not entitled to be indemnified. The provisions of this Section 9.8 shall remain in effect as to each Indemnified Party whether or not such indemnified person continues to serve in the capacity that entitled such person to be indemnified. The indemnification rights herein contained shall be cumulative of, and in addition to, any and all rights, remedies, and recourses to which the Indemnified Parties shall be entitled as against third parties.

9.9              Loan Indemnification.

(a)                During any period in which the General Partner remains obligated under the Loan, and for a period of two (2) years thereafter, SCC and its affiliates (collectively “SCC Indemnitor”) shall indemnify and hold harmless to the fullest extent permitted by law, the General Partner and its directors, shareholders, partners, principals, officers, employees, affiliates and agents, and all of their respective successors, heirs and assigns (each, a “GP Indemnified Party” and collectively, the “GP Indemnified Parties”) from and against the amount of any and all liabilities, obligations, losses, damages, penalties, claims, actions, suits, costs, expenses and disbursements (including, but not limited to, all reasonable attorneys’ fees and costs), asserted against or incurred by any GP Indemnified Party from or after the Effective Date arising from, in respect of, as a consequence of, or in connection with the Loan (“LOC Losses”).

(b)               If any such action or claim for which any GP Indemnified Party is entitled to indemnification hereunder shall be brought or asserted against a GP Indemnified Party (each, a “Claim”), such GP Indemnified Party shall promptly notify SCC Indemnitor in writing, which notice shall set forth the obligation with respect to which the Claim is made, the facts giving rise to and the alleged basis for such Claim and, if known, the amount of liability. No failure to give such notice shall relieve SCC Indemnitor of any liability hereunder, except to the extent prejudiced thereby.

(c)                SCC Indemnitor will have the right to defend the GP Indemnified Party against a Claim with counsel of SCC Indemnitor’s choice so long as (i) SCC Indemnitor notifies the GP Indemnified Party in writing within thirty (30) days after the GP Indemnified Party has given notice of the Claim that SCC Indemnitor will indemnify the GP Indemnified Party from and against the entirety of any LOC Losses the GP Indemnified Party may suffer, and (ii) SCC Indemnitor conducts the defense of the Claim actively and diligently. If a firm offer is made to settle a Claim and SCC Indemnitor desires to accept it, but the GP Indemnified Party elects, in writing, not to do so, then under those circumstances, the GP Indemnified Party may continue the defense, but SCC Indemnitor shall only be liable for the amount of the proposed settlement or the ultimate liability, whichever is less.

(d)               So long as SCC Indemnitor is conducting the defense of the Claim in accordance with Section 9.9(c) above, (i) the GP Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Claim, and (ii) the GP Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Claim without the prior written consent of the SCC Indemnitor (not to be withheld unreasonably).

(e)                In the event any of the conditions in Sections 9.9(c) or (d) above is or becomes unsatisfied, following written notice to SCC Indemnitor and ten (10) business days in which to respond, (i) the GP Indemnified Party, acting reasonably, may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Claim in any manner it reasonably may deem appropriate (and the GP Indemnified Party need not consult with, or obtain any consent from SCC Indemnitor in connection therewith), (ii) SCC Indemnitor will reimburse the GP Indemnified Party promptly and periodically for the costs of defending against the Claim (including reasonable attorneys' fees and expenses), and (iii) SCC Indemnitor will remain responsible for any LOC Losses the GP Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Claim to the fullest extent provided in this Section 9.9.

(f)                All such LOC Losses payable by SCC Indemnitor pursuant to this Section 9.9 shall be paid from time to time as incurred, both in advance of and after the final disposition of such action or claim, and upon demand by the GP Indemnified Party(ies).

ARTICLE X
INVESTMENT REPRESENTATION; rIGHTS AND LIABILITY OF LIMITED PARTNERS

10.1          Investment Representation of the Limited Partners. This Agreement is made with each of the Limited Partners in reliance upon each Limited Partner’s representation to the Partnership, which by executing this Agreement each Limited Partner hereby confirms, that its interest in the Partnership is to be acquired for investment, and not with a view to the sale or distribution of any part thereof, and that it has no present intention of selling, granting participation in, or otherwise distributing the same, and each Limited Partner understands that its interest in the Partnership has not been registered under the Securities Act and that any transfer or other disposition of the interest may not be made without registration under the Securities Act or pursuant to an applicable exemption therefrom. Each Limited Partner further represents that it does not have any contract, undertaking, agreement, or arrangement with any person to sell, transfer, or grant participations to such person, or to any third person, with respect to its interest in the Partnership.

10.2          Qualifications of the Limited Partners. Each Limited Partner represents that it is an “accredited investor” within the meaning of that term as defined in Regulation D promulgated under the Securities Act and a “qualified purchaser” within the meaning of that term as defined under the Investment Company Act.

10.3          Rights of Limited Partners. Subject to the terms and conditions of this Agreement, each Limited Partner shall have all of the rights, and be afforded the status of a limited partner as set forth in the CULPA, and shall not take part in the management or control of the Partnership business, transact any business for the Partnership, or have the power to sign for or bind the Partnership.

10.4          Limitation of Liability. The liability of each Limited Partner shall be limited as and to the fullest extent provided under the CULPA.

ARTICLE XI
DISSOLUTION: WINDING UP

11.1          Dissolution. The Partnership shall be dissolved and its affairs shall be wound up upon the occurrence of any of the following:

(a)                The sale, transfer or other Disposition of all or substantially all of the assets of the Partnership;

(b)               The sole remaining General Partner's Bankruptcy, dissolution, or withdrawal from the Partnership (including a Disposition by the sole remaining General Partner of its entire interest as General Partner in the Partnership pursuant to Section 5.6), unless the remaining Partners agree to continue the Partnership and its business and, if applicable, elect and approve a substitute general partner;

(c)                The approval of the General Partner and a Super Required Interest; or

(d)               Any event that makes it unlawful for the Partnership business to be conducted.

Neither the death, dissolution, mental incompetency, or Bankruptcy of any Limited Partner nor the admission or substitution of a Person as a Limited Partner shall dissolve, or be deemed to dissolve, the Partnership or cause any interruption in or affect the continued existence of the Partnership and its business. To the extent that any event other than those specifically set forth in clauses (a), (b), (c), and (d) hereinabove is determined to cause, technically, a dissolution of the Partnership, the Partners hereby agree that upon the occurrence of any such event, the Partnership shall automatically be reconstituted immediately as a new limited partnership on terms identical to those set forth in this Agreement which shall be composed of the remaining Partners who may continue the business of the Partnership, either alone or with other Persons, and who shall approve of the general partner of the new partnership.

11.2          Liquidator. If the Partnership is dissolved and is not automatically reconstituted pursuant to Section 11.1 or otherwise reconstituted by the affirmative vote of the General Partner and the Limited Partners, an accounting of the Partnership assets, liabilities, and operations through the last day of the month in which the dissolution occurs shall be made by by independent accountants under the accountancy rules and regulations of the State of California selected by the General Partner and the affairs of the Partnership shall be wound up and terminated. The General Partner shall serve as the liquidator (unless dissolution is caused by the Bankruptcy of the General Partner, in which event the liquidator shall be a Person approved of by the Limited Partners holding, in the aggregate, at least a Required Interest). The party actually conducting such liquidation in accordance with the foregoing sentence is herein referred to as the “Liquidator.” The Liquidator shall have sufficient business expertise and competence to conduct the Winding Up and termination of the Partnership and, in the course thereof, to cause the Partnership to perform any contracts which the Partnership has or thereafter enters into. The Liquidator shall have full right and unlimited discretion to determine the time, manner and terms of any sale or sales of Partnership property pursuant to such liquidation, having due regard for the activity and condition of the relevant market and general financial and economic conditions. The Liquidator (other than the General Partner) appointed as provided herein shall be entitled to receive such reasonable compensation for its services as shall be agreed upon by the Liquidator and the Partners owning, in the aggregate, at least a Required Interest.

11.3          Liquidation.

(a)                Procedures. In the course of the Winding Up and terminating the business and affairs of the Partnership, the Liquidator shall have the authority to wind up the affairs of the Partnership and to liquidate and distribute the assets of the Partnership. To accomplish such liquidation, the Liquidator is authorized to do any and all acts permitted by law, including selling Partnership assets deemed necessary or appropriate by the Liquidator.

(b)               Distribution. Upon liquidation, the assets of the Partnership shall be distributed in the following order of priority:

(i)                 To all creditors of the Partnership, including Partners who are creditors of the Partnership (other than secured creditors whose obligations will be assumed or otherwise transferred on the liquidation of Partnership assets).

(ii)               To Partners in accordance with their positive balances in their respective Capital Accounts, after giving effect to all contributions, distributions, and allocations for all periods. Liquidating distributions to the Partners pursuant to this Section 11.3(b) shall be made in accordance with Regulations Section 1.704-1 (b)(2)(ii)(b)(2).

(c)                Negative Capital Accounts. No Partner shall be required to restore any deficit balance existing on its Capital Account upon the liquidation and termination of the Partnership.

(d)               Miscellaneous. The Liquidator shall be instructed to use all reasonable efforts to effect complete liquidation of the Partnership within one year after the date the Partnership is dissolved. Each holder of a Partnership interest shall look solely to the assets of the Partnership for all distributions and shall have no recourse therefor (upon dissolution or otherwise) against the Partnership, the General Partner or the Liquidator. Upon the completion of the liquidation of the Partnership and the distribution of all Partnership funds, the Partnership shall terminate and the General Partner (or a Limited Partner or the Liquidator, as the case may be) shall have the authority to execute and record all documents required to effectuate the dissolution and termination of the Partnership.

11.4          Creation of Reserves. After making payment or provision for payment of all debts and liabilities of the Partnership and all expenses of liquidation, the Liquidator may set up, for a period not to exceed one (1) year after the date of dissolution, such cash reserves as the Liquidator may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Partnership.

11.5          Final Audit. Within a reasonable time following the completion of the liquidation, the Liquidator shall supply to each of the Partners a statement, certified by the Independent Accountants if a Limited Partner shall so request, which shall set forth the assets and the liabilities of the Partnership as of the date of complete liquidation, each Partner's pro rata portion of distributions pursuant to Section 11.3, and the amount retained as reserves by the Liquidator pursuant to Section 11.4.

ARTICLE XII
POWER OF ATTORNEY

12.1          Grant of Power. Each Partner does hereby irrevocably make, constitute, and appoint the General Partner, as its true and lawful attorney and agent, with full power and authority in its name, place, and stead and to execute, swear to, acknowledge, deliver, file, and record in the appropriate public offices (i) all certificates and other instruments (including, without limitation, the Certificate of Limited Partnership) and all amendments thereto that the General Partner deems appropriate, necessary or advisable to form, qualify, reform, or continue the qualification of, the Partnership as a limited partnership (or a partnership in which the Limited Partners have limited liability) in the State of California and in each jurisdiction in which the Partnership conducts business; (ii) all instruments that the General Partner deems necessary, appropriate or advisable to reflect the use by the Partnership of the name Myers & Sons Construction, L.P.; (iii) all instruments that the General Partner deems necessary, appropriate, or advisable to reflect any amendment, change, or modification of the Partnership but solely in accordance with the terms of this Agreement; (iv) all conveyances and other instruments or documents that the General Partner deems appropriate, necessary, or advisable to reflect the dissolution and termination of the Partnership but solely in accordance with the terms of this Agreement; and (v) instruments relating to the admission of additional or substituted Partners or the adjustment of existing Partners' Percentage Interests pursuant to the terms of this Agreement.

12.2          Power Declared Irrevocable. The power of attorney set forth in Section 12.1 is hereby declared to be irrevocable and a power coupled with an interest, and it shall survive and not be affected by the subsequent death, dissolution, Bankruptcy, disability, incapacity, or mental incompetency of a Partner and shall extend to such Partner's heirs, successors, and assigns. Each Partner hereby agrees to be bound by any representations made by the General Partner and any such successor thereto, acting in good faith, pursuant to such power of attorney; and each Partner hereby waives any and all defenses that may be available to contest, negate, or disaffirm the action of the General Partner and any such successor thereto, taken in good faith, under such power of attorney.

ARTICLE XIII
GENERAL

13.1          Choice of Law; Consent to Jurisdiction. This Agreement shall be subject to and governed by the laws of the State of California, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state. Each of the Partners hereby consents to the jurisdiction of the state and federal courts in the State of California. Venue for its enforcement shall be in Sacramento County, California.

13.2          Notices. All notices or requests or approvals provided for or permitted to be given pursuant to this Agreement must be in writing and may be given by depositing same in the United States mail, addressed to the Partner to be notified, postpaid, and registered or certified with return receipt requested or by prepaid telegram or by delivering such notice to such Partner as provided herein. Notices shall conclusively be deemed for all purposes of the Agreement to have been received and to be effective (i) if mailed in accordance with the provisions of the immediately preceding sentence, upon the expiration of five (5) business days after its deposit in the mail, (ii) if sent by overnight express delivery, the next business day after deposited with a nationally recognized overnight courier, (iii) if given by facsimile, electronically or PDF, when transmitted to the number or address of the Partner and the appropriate confirmation is received, and (iv) if personally delivered, upon actual delivery of such notice to the address of the Partner to be notified. For purposes of notice the address of each Partner shall be the address specified for such Partner in Exhibit A. Each Partner may change its address for notice by the giving of written notice thereof to the General Partner in the manner hereinabove stated.

13.3          Entire Agreement. This Agreement constitutes the entire agreement of the Partners relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written. For clarity, the provisions of the Restrictive Agreements are intended to survive and are not affected hereby.

13.4          Effect of Waiver of Consent. No waiver or consent, express or implied, by any Partner to or of any breach or default by any Partner in the performance by such Partner of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such Partner of the same or any other obligations of such Partner hereunder.

13.5          Amendment or Modification. This Agreement may be amended or modified from time to time in the manner specified in this Section 13.5. With respect to amendments (i) altering the priority of distributions set forth in ARTICLE VII or ARTICLE XI, (ii) altering the Percentage Interests of the Limited Partners (except changes in the Partners' Percentage Interests resulting from (A) the admission of additional or substitute Limited Partners or (B) purchases or sales or other Dispositions of any Limited Partner interests pursuant to this Agreement, or (C) other adjustments of existing Partners' Percentage Interests pursuant to this Agreement), (iii) altering the purposes of the Partnership, or (iv) altering the limitations on the authority of the General Partner, this Agreement may not be amended unless such amendment is approved by the General Partner and the Limited Partners affected by such amendment. With respect to all amendments other than those specified in the second sentence of this Section 13.5, this Agreement can be amended if such amendment is approved by the General Partner and a Super Required Interest. Notwithstanding any other provision of this Agreement, without the approval of the Limited Partners (and, to the extent, if any, that such approval may be required by applicable law, each Limited Partner hereby irrevocably grants such approval), the General Partner may make (and file with the appropriate public officials) such amendments or modifications to this Agreement as may be necessary to effect changes resulting from the admission of additional or substitute Partners to the Partnership or purchases or sales or other Dispositions of any Limited Partner's Partnership interests pursuant to this Agreement. Each such instrument shall be reduced to writing.

13.6          Binding Effect. Subject to the restrictions on transfers and encumbrances set forth herein, this Agreement shall be binding upon and shall inure to the benefit of the Partners and their respective heirs, legal representatives, successors, and permitted assigns.

13.7          Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one agreement, binding on all of the parties hereto notwithstanding that all of the parties hereto are not signatories to the same counterpart.

13.8          Severability. If any provision of this Agreement or the application thereof to any Person or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

13.9          Headings. The headings in this Agreement are inserted for convenience and identification only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision hereof.

13.10      Terminology. Whenever the context requires, the gender of all words used in this Agreement shall include the masculine, feminine, and neuter, and the number of all words shall include the singular and the plural. All references to Section and Article numbers refer to Sections and Articles in this Agreement.

13.11      Additional Documents. In connection with this Agreement, as well -as all transactions contemplated by this Agreement, each Partner hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out, and perform all of the terms, provisions, and conditions of this Agreement and all such transactions.

13.12      Waiver of Certain Rights. Each Partner irrevocably waives any right it might have to maintain any action for dissolution of the Partnership (except as specifically provided to the contrary in ARTICLE XI) or to maintain any action for partition of the property of the Partnership.

13.13      Deemed Assent. The failure of any Limited Partner to respond, within the response period set forth in the request in question (which response period shall not be less than five (5) Days nor more than fifteen (15) Days from the date on which the Limited Partner in question is deemed to have received such request pursuant to Section 13.2), either in the affirmative or in the negative to any request it receives from the General Partner relating to a proposed act in respect of which such Limited Partner is entitled to vote pursuant to this Agreement shall conclusively be deemed for all purposes to be a vote by such Limited Partner in favor of the act proposed by the General Partner.

13.14      Exhibits and Schedules. Any reference made in this Agreement to an Exhibit or Schedule is a reference to an Exhibit or Schedule of this Agreement.

13.15      Spouses' Community Interest Subject to Agreement; Spousal Consent. The respective spouses of the individual Partners join in the execution of this Agreement to evidence that the respective community interest of each, if any, in and to any of the Partner's Partnership interest is subject to the terms and provisions of this Agreement in all respects, as if each of such spouses was a Partner with respect to such community interests. Any option to purchase a Partner's Partnership interests pursuant to this Agreement shall include any interest therein owned by the spouse of such Partner.

13.16      Confidentiality.

(a)                This Agreement and all financial statements, tax reports, portfolio valuations, reviews or analyses of potential or actual investments, reports or other materials and all other documents and information concerning the affairs of the Partnership and its operations, including, without limitation, information about the Projects (collectively, the “Confidential Information”), that any Limited Partner may receive or that may be disclosed, distributed or disseminated (whether in writing, orally, electronically or by other means) to any Limited Partner or its representatives, including Confidential Information disclosed to members of the Partner Committee, pursuant to or in accordance with this Agreement, or otherwise as a result of its ownership of an interest in the Partnership, constitute proprietary and confidential information about the Partnership, the General Partner and its Affiliates (the “Affected Parties”). Each Limited Partner acknowledges and agrees that the Affected Parties derive independent economic value from the Confidential Information not being generally known and that the Confidential Information is the subject of reasonable efforts to maintain its secrecy. Each Limited Partner further acknowledges and agrees that the Confidential Information is a trade secret, the disclosure of which is likely to cause substantial and irreparable competitive harm to the Affected Parties or their respective businesses.

(b)               Each Limited Partner agrees to hold all Confidential Information in confidence, and not to disclose any Confidential Information to any third party without the prior written consent of the General Partner. Notwithstanding the preceding sentence, each Limited Partner may disclose such Confidential Information: (i) to its officers, directors, trustees, equity owners, wholly-owned subsidiaries, employees and outside experts, and any party seeking to acquire all or substantially all of the assets of a Limited Partner (including but not limited to its attorneys and accountants) on a “need to know” basis, so long as such persons are bound by the same duties of confidentiality to the Partnership as such Limited Partner, and so long as such Limited Partner shall remain liable for any breach of this Section 13.16 by such persons; (ii) to the extent that such information is required to be disclosed in connection with any civil or criminal proceeding; (iii) to the extent that such information is required to be disclosed by applicable law in connection with any governmental, administrative or regulatory proceeding or filing (including any inspection or examination or any disclosure necessary in connection with a request for information made under a state or federal freedom of information act or similar law), after reasonable prior written notice to the General Partner (except where such notice is expressly prohibited by law); (iv) to the extent that such information was received from a third party not subject to confidentiality limitations and such Limited Partner can establish that it rightfully received such information from such party other than as a result of the breach of this Section 13.16; (v) to the extent such information was rightfully in such Limited Partner’s possession prior to the Partnership’s conveyance of such information to such Limited Partner, as evidenced by the Limited Partner’s prior written records; or (vi) to the extent that the information provided by the Partnership is otherwise available in the public domain in the absence of any improper or unlawful action on the part of such Partner. Any Limited Partner seeking to make disclosure in reliance on the foregoing clauses (ii) and (iii) above, such Limited Partner shall use its best efforts to claim any relevant exception under such laws or obligations which would prevent or limit public disclosure of the Confidential Information and provide the General Partner immediate notice upon the Limited Partner’s receipt of a request for disclosure of any Confidential Information pursuant to such laws or obligations.

(c)                Each Limited Partner also agrees that any document constituting or containing, or any other embodiment of, any Confidential Information shall be returned to the Partnership upon the General Partner’s request, provided that each Limited Partner shall be entitled to retain copies of the same for archival purposes.

(d)               In addition, with respect to each Limited Partner that is subject to any “freedom of information,” “sunshine” or other law, rule or regulation that imposes upon such Limited Partner an obligation to make information available to the public, the Partnership hereby requests confidential treatment of the Confidential Information, and such Limited Partner shall use commercially reasonable efforts to take such action as necessary for such Confidential Information to be exempt from disclosure, to the maximum extent permitted under such law, rule or regulation.

(e)                Each Limited Partner agrees to notify such Limited Partner’s attorneys, accountants and other similar advisers about their obligations in connection with this Section 13.16 and will further cause such advisers to abide by the aforesaid provisions of this Section 13.16. Notwithstanding the foregoing, no Limited Partner shall be liable to the Partnership for any breach of this Section 13.16 by any adviser of such Limited Partner if the adviser is bound by an obligation to keep such Confidential Information confidential and such Limited Partner agrees to enforce such obligation.

13.17      Partnership Name. The Partnership shall have the exclusive right to use the Partnership name as long as the Partnership continues. Upon termination of the Partnership, the Partnership shall assign whatever rights it may have in such name to the General Partner. No value shall be placed upon the name or the goodwill attached to it for the purpose of determining the value of any Partner’s Capital Account or interest in the Partnership.

13.18      Counsel to the Partnership. Hanson Bridgett LLP has been engaged by the General Partner to represent the Partnership in connection with this Agreement. As attorney for the Partnership, Hanson Bridgett LLP’s duties of care and loyalty will be owed only to the Partnership and not to any Partner. Each Partner acknowledges (a) that he, she or it has consulted with or has had the opportunity to consult with independent counsel of his, her or its own choice concerning this Agreement and has been advised to do so by the Partnership, and (b) that he, she or it has read and understands this Agreement.

[Signatures contained on next page]

IN WITNESS WHEREOF, the General Partner and the Limited Partners have executed this Agreement effective as of the Effective Date.

General Partner:

C and J Myers, Inc.,
a California corporation

By:
Clinton C. Myers, President

Limited Partners:

Sterling Construction Company, Inc.
a Delaware corporation

By:
Paul Varello, Chief Executive Officer

Clinton Charles Myers, Trustee of the Myers Family 2011 Trust dated March 17, 2011

Clinton W. Myers

[Signature Page]

EXHIBIT A

As of October __, 2015

	Percentage Interests	Capital Accounts
General Partner C and J Myers, Inc. 4600 Northgate Boulevard, Suite 100 Sacramento, California 95834 Fax: (916) 920-2246 Email: cymyers@myers-sons.com Copy to Dan Wilcoxen, Esq. 2114 K Street Sacramento, CA 95816	1%
Total General Partner	1%
Limited Partners
Clinton W. Myers 4600 Northgate Boulevard, Suite 100 Sacramento, California 95834 Fax: (916) 920-2246 Email: cwmyers@myers-sons.com	22%
Clinton Charles Myers, Trustee of the Myers Family 2011 Trust dated March 17, 2011 4600 Northgate Boulevard, Suite 100 Sacramento, California 95834 Fax: (916) 920-2246 Email: c/o Clinton W. Myers, cwmyers@myers-sons.com	27%
Sterling Construction Company, Inc. Paul J. Varello, Chief Operating Officer 1800 Hughes Landing Blvd. Suite 250 The Woodlands, TX 77380 Email: Paul.Varello@strlco.com Copy to Roger Barzun, General Counsel; Roger.Barzun@strlco.com	50%
Total Limited Partners	99%

EXHIBIT B

LIFE INSURANCE POLICY

(TO BE ADDED WITHIN 120 DAYS OF THE EFFECTIVE DATE)

EXHIBIT C

DISABILITY INSURANCE POLICY

(TO BE ADDED WITHIN 120 DAYS OF THE EFFECTIVE DATE)

SPOUSAL CONSENT
To Second Amended and Restated Limited Partnership Agreement
Of Myers & Sons Construction, L.P.
Effective as of November 19, 2015

By executing this Spousal Consent, the undersigned spouse of Clinton C. Myers, a Limited Partner of Myers & Sons Construction, L.P., acknowledges that she has read the Second Amended and Restated Limited Partnership Agreement effective as of November 19, 2015, all as amended from time to time, and understands the restrictions on the transfer of shares imposed by such agreement. The undersigned spouse agrees to be bound by the provisions of the Partnership's Certificate of Limited Partnership, and the agreement of limited partnership, all as amended from time to time, and further agrees to not transfer any community property interest or quasi-community property interest she may have in partnership interests of the Partnership except in accordance with such agreement.

Dated: November 19, 2015
Signature

Printed Name